                                                                    Exhibit 23.1

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors
BearCom Group, Inc.:



The audits referred to in our report dated June 5, 1998, included the related financial statement schedule for each of the years in the three-year period ended April 30, 1998, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.


We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the registration statement.




                                        /s/ KPMG Peat Marwick LLP




Dallas, Texas


July 10, 1998